Exhibit 1

JOINT FILING AGREEMENT

        The undersigned agree that the statement on Schedule 13D/A dated February 3, 2004 with respect to the common stock of RAE Systems Inc. is, and any amendments hereto signed by each the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d) under the Securities Exchange Act of 1934, as amended.

Dated February 3, 2004

By: /s/ Robert I. Chen —————————————— Robert I. Chen Chairman and Chief Executive Officer of RAE Systems Inc.

ROBERT I. CHEN 2001 ANNUITY TRUST UTA DATED DECEMBER 19, 2001 By: /s/ Robert I. Chen —————————————— Robert I. Chen Trustee

By: /s/ Lien Q.C. Chen —————————————— Lien Q.C. Chen

LIEN Q.C. CHEN 2001 ANNUITY TRUST UTA DATED DECEMBER 19, 2001 By: /s/ Lien Q.C. Chen —————————————— Lien Q.C. Chen Trustee